EXHIBIT 14.1

CODE OF ETHICS

FOR THE

SENIOR FINANCIAL OFFICERS,

EXECUTIVE OFFICERS AND DIRECTORS

OF

ITXC CORP.

PURPOSE

The Board of Directors (the “Board”) of ITXC Corp. (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to the Company’s Chief Executive Officer; Chief Financial Officer; Chief Accounting Officer; Controller; Treasurer; and any other person performing similar functions (collectively, the “Senior Financial Officers”), all other executive officers of the Company and all of the directors of the Company (together with the Senior Financial Officers and such executive officers, the “Participants”). This Code is intended to focus the Participants on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

This Code of Ethics has been prepared to help you understand and abide by our policies and procedures. We expect that you will comply with this Code of Ethics; be generally aware of laws and regulations that apply to your job or area of responsibility; and recognize sensitive issues that require more detailed analysis by senior executives and/or counsel.

Overall, the purpose of our Code of Ethics is to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Ethics including escalation where appropriate; and

•	accountability for adherence to the Code of Ethics.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Participants are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the General Counsel, who will consult with the Chair of the Audit Committee, or, directly to the Chair of the Audit Committee.

INTRODUCTION

Each Participant is expected to adhere to a high standard of ethical conduct and shall be held accountable for any failures to comply with this Code. The good name of the Company depends on the manner in which Participants conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Participants are expected to be guided by the following principles in carrying out their responsibilities

•	Loyalty. Participants should not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

•	Compliance with Applicable Laws. Participants are expected to comply with all laws, rules and regulations applicable to the Company’s activities.

•	Observance of Ethical Standards. Participants must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

INTEGRITY OF RECORDS AND FINANCIAL REPORTING

Senior Financial Officers are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. Diligence in accurately preparing and maintaining the

Company’s records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. Senior Financial Officers are responsible for establishing and maintaining adequate disclosure controls and procedures, and internal controls and procedures, including procedures that are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data with care and honesty.

Participants shall immediately bring to the attention of the Disclosure Committee and the Audit Committee any information they may have concerning:

Defects, deficiencies, or discrepancies related to the design or operation of internal controls which may affect the Company’s ability to accurately record, process, summarize, report and disclose its financial data; or

Any fraud, whether or not material, that involves management or other employees who have roles in the Company’s financial reporting, disclosures or internal controls.

CONFLICT OF INTEREST

Participants must, whenever possible, avoid any conflicts of interest between themselves and the Company. Any situation that involves, or may involve, a conflict of interest with the Company, should be disclosed promptly to the General Counsel, who will consult with the Chairperson of the Audit Committee as appropriate.

A “conflict of interest” can occur when an individual’s personal interest is adverse to - or may appear to be adverse to - the interests of the Company as a whole. Conflicts of interest also arise when an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which Participants must refrain, however, are set forth below:

•	Improper conduct and activities. Participants may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has, or proposes to enter into, a proper business or contractual relationship. However, in no case does this duty preclude a Participant’s obligation to make disclosure of improper activity consistent with legal and ethical obligations.

•	Compensation from non-Company sources. Participants may not accept compensation for services performed for the Company from any source other than the Company. Participants should obtain the approval of the Audit Committee prior to accepting any paid employment or consulting position with another entity.

•	Gifts. Participants and members of their immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gifts could create the appearance of a conflict of interest. Occasional gifts of minor value may be accepted provided they are not solicited, there is no exchange of consideration and any gift valued at over $50 is promptly reported to the Participant’s supervisor.

•	Personal use of Company assets. Participants may not use Company assets, labor or information for personal use, other than incidental personal use, unless pursuant to a Company policy or as approved by the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

•	Financial Interests in other Businesses. Participants should avoid having an ownership interest in any other enterprises, such as a customer, supplier or competitor, if that interest compromises, or has the appearance of compromising, the officer’s loyalty to the Company. Ownership of less than 1% of a publicly held company shall normally not be considered a conflict of interest.

CORPORATE OPPORTUNITIES

Participants are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business without first presenting those opportunities to the Company and obtaining approval from the Board; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

CONFIDENTIALITY

Participants should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its employees, business or finances, customers or suppliers, that is provided or available to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business or finances, customers or suppliers.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Participants shall comply with all laws, rules and regulations applicable to the Company, including insider trading laws, and all other Company policies. Transactions in Company securities are governed by the Company’s Insider Trading Policy.

ENCOURAGING THE REPORTING OF ANY ILLEGAL OR

UNETHICAL BEHAVIOR

Participants must promote ethical behavior and create a culture of ethical compliance. Senior Financial Officers should foster an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith. No retaliation will be tolerated by the Company. It shall be a violation of this code for any Participant to directly or indirectly seek to identify or disclose the identity of any person who anonymously reports alleged violations except as required in good faith to investigate the claim or as required by law.

DEALING WITH COMPETITORS AND SUPPLIERS

Participants should promptly report any suspected unethical, illegal or fraudulent conduct on the part of suppliers, including any attempt at bribery or kickbacks or other unethical behavior. Participants are prohibited from entering into any agreements or understandings which violate antitrust or unfair competition laws. The following is a representative list of the types of arrangements with competitors which have been clearly identified as violations of antitrust and competition laws:

a. Agreements to fix or affect prices, or other terms or conditions of sale.

b. Agreements to allocate customers, markets or territories.

c. Agreements to fix production levels or quotas.

d. Agreements to boycott third parties.

e. Agreements with a customer concerning the price or price levels at which the customer can resell Company products.

A formal agreement is not necessary for there to be an antitrust or unfair competition law violation. For example, discussions among competitors followed by similar actions by competitors may be found to violate the law. Participants must be extremely careful not to discuss any prohibited subject with competitors generally, and Participants should be mindful of antitrust and unfair competition laws in the context of all individual discussions or relationships with industry counterparts. Particular attention should be paid to your activities at trade association meetings which, by definition, are groups consisting of competitors. No Participants shall attend any trade association or similar meeting unless it has been called for a valid business purpose. Should any Participant perceive that any improper discussion is taking place at a trade association meeting or at any other time, such Officer should immediately demand that the discussion cease and, if it does not, leave (or hang up the telephone) immediately and report the incident as soon as possible to General Counsel. Violations of antitrust laws can result in heavy civil fines and criminal penalties at both the corporate and individual levels.

E-MAIL/INTERNET POLICY

All Company supplied computer systems, including computer hardware and software programs, and Company related proprietary, confidential, or privileged information, are the property of the Company and not the employee. These systems, including the Internet and Email, should be used for Company business only except for incidental use consistent with Company policy, and should not be used to transmit unsecured Company-related proprietary, confidential, or privileged information outside the Company, without proper business purpose and appropriate security measures. The Company has the right to monitor any employee’s Email and Internet usage.

ENFORCEMENT

Participants shall communicate any suspected violations of this Code promptly to the General Counsel or to the Chair of the Audit Committee. The Board or a person or persons designated by the Board will investigate violations, and appropriate disciplinary action will be taken by the Board in the event of any violation of the Code, up to and including termination. Only the Board may grant any waivers of this policy. There will be no retribution against any person for good faith reporting of suspected policy violations; however, sources of information will not be protected from possible disciplinary action if they report in bad faith or have otherwise engaged in misconduct.